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            Second Amendment to Selling Agent Agreement

WHEREAS, American Express Financial Advisors Inc., formerly known as IDS Financial Services Inc. (the "Company"), and American Express Bank International ("AEBI") entered into a Selling Agent Agreement made as of June 1, 1990, and amended as of December 12, 1994 (the "Amended Agreement"), with regard to marketing of certain registered face-amount certificates offered by IDS Certificate Company (the "Issuer"), and

WHEREAS, the parties thereto wish to amend the Amended Agreement to modify a rate tier and facilitate creation of an additional rate tier for the IDS Investors Certificate.

NOW THEREFORE the parties thereto agree as follows:

Schedule A to the Amended Agreement is amended and restated to read in the form attached hereto as Schedule A.

This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting and original but all together only one agreement to amend the Amended Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the 2nd day of May, 1995.


                         AMERICAN EXPRESS FINANCIAL ADVISORS INC.

                         By:  /s/ Stuart Sedlacek
                                  Vice President


                         Attest:  /s/ Colleen Curran
                                      Secretary

                         AMERICAN EXPRESS BANK INTERNATIONAL

                         By:  /s/ Sergio Masvidal
                                  President

                         Attest:  /s/ Labeeb M. Abboud
                                      Assistant Secretary
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1.   Pursuant to Section I (1) of the Selling Agent Agreement dated as of June 1, 1990, as amended as of December 12, 1994, AEBI may offer the IDS Investors Certificate ("Certificate"), which Certificate guarantees interest in advance for a term of 1, 2, 3, 6, 12, 24 or 36 months, at the client's option, bering Libor-based interest rates.

2. AEBI shall be compensated for sales of the Certificate as follows:

     (i)  For Certificates sold on or after June 1, 1990:

          (a) For Certificates sold in an amount equal to $1 million or more, a fee equal to .50% per annum of the amount outstanding for each Certificate; provided, however, that for each Certificate with an amount outstanding of $5 million or more, when the aggregate reserve balance for that Certificate, and any other Certificate with identical registered ownership and an amount outstanding of $5 million or more, is at least $20 million, of which at least $5 million is invested for a term of 12 months or longer, the fee shall be equal to .30% per annum of the amount outstanding;

          (b) For Certificates sold in an amount from $500,000 to $999,999, a fee equal to .65% per annum of the amount outstanding for each Certificate;

          (c) For Certificates sold in an amount from $250,000 to $499,999, a fee equal to .80% per annum of the amount outstanding for each Certificate;

          (d) For Certificates sold in an amount from $100,000 to $249,999, a fee equal to 1.25% per annum of the amount outstanding for each Certificate.

     (ii) For Certificates sold prior to June 1, 1990, AEBI shall be paid a fee of .60% per annum of the amount outstanding for each such Certificate sold. The fee of .60% per annum shall continue to apply to such Certificates through January 31, 1991. From and after February 1, 1991, AEBI shall be paid compensation in accordance with (i) above for all Certificates, regardless when such Certificates were sold.

3. The amount outstanding shall be calculated as of the end of each term of Certificate quarter, as the case may be. The calculations shall take into account any additions to or withdrawals from a Certificate. Compensation shall be calculated on a 360-day year (30-day month) basis. AEBI shall be paid after the end of each term for the 1, 2, and 3 month term Certificates and after the end of each Certificate quarter for the 6, 12, 24 and 36 month term Certificate. The compensation payable to AEBI for certificate terms and quarters ending during and given calendar month shall be aggregated and paid to AEBI in a lump sum promptly after each calendar month end.